UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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RBC LIFE SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RBC LIFE SCIENCES, INC.
2301 Crown Court
Irving, Texas 75038
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 3, 2009
NOTICE is hereby given that the annual meeting of shareholders of RBC LIFE SCIENCES, INC. (the “Company”) will be held on June 3, 2009, at 9:15 a.m., local time, at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, Texas for the following purposes:
(1) To elect seven persons to serve as directors of the Company for a term expiring at the annual meeting of shareholders in 2010; and
(2) To transact such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on April 6, 2009 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of those shareholders may be viewed at the Company’s offices at 2301 Crown Court, Irving, Texas for ten days before the meeting.
Whether or not you plan to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. If you do attend the meeting in person, you may withdraw your proxy and vote in person. If you plan to attend the meeting, please remember to bring photo identification with you.

By Order of the Board of Directors,
/s/ Steven E. Brown
Steven E. Brown
Secretary

Irving, Texas
April 22, 2009

RBC LIFE SCIENCES, INC.
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 3, 2009
INTRODUCTION
This Proxy Statement, and the enclosed proxy form, are furnished on or about April 22, 2009, to shareholders of RBC Life Sciences, Inc., a Nevada corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors, proxies to vote at the Annual Meeting of Shareholders of the Company to be held June 3, 2009 (the “Annual Meeting”), or any adjournment or postponement thereof. Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting, and not revoked. As described below, a proxy may be revoked at any time prior to its use by written notice or by furnishing a proxy subsequent in time. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of each of the director nominees.
Record date and outstanding capital stock
The record date for shareholders entitled to vote at the Annual Meeting is April 6, 2009. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting. At the close of business on April 6, 2009, there were 21,921,934 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) outstanding.
Quorum and voting
The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in that shareholder’s name on the record date.
Solicitation of proxies
The accompanying proxies are solicited on behalf of the Board of Directors. The Company will pay all expenses of soliciting these proxies. Proxies may be solicited not only by mail, but also by personal interview, telephone and electronic transmission by the Company’s directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, and the Company may reimburse them for corresponding reasonable out-of-pocket expenses.
Actions to be taken at the meeting
Shares of Common Stock represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted for the election of the persons named as nominees under the caption “Election of Directors” as directors of the Company.
Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion. The directors do not know of any other matter or business to be presented for consideration at the meeting.
Revocation of proxies
A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by (i) sending in another proxy with a later date, (ii) giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked or (iii) voting in person at the Annual Meeting.

Required affirmative vote and voting procedures
With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The seven nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 20, 2009, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, the Named Executive Officers (or “NEOs”, as defined below under the caption “Executive Compensation — Executive Compensation”) and all directors and executive officers as a group.

	Number of Shares	Percentage of
Name and Address	Beneficially	Shares of
of Beneficial Owner (1)	Owned (2)	Common Stock (3)
Steven E. Brown (4)	480,640	2.2%
Clinton H. Howard (5)	9,738,288	44.4%
Robert A. Kaiser (6)	15,500	*
Leonid Lapp 2301 Crown Court Irving, Texas 75038	4,000,000	18.3%
Paul R. Miller (7)	181,240	*
My Garden, Ltd. 2031 Crown Court Irving, Texas 75038	9,440,139	43.1%
Joseph P. Philipp (8)	11,400	*
John W. Price (9)	43,600	*
Kenneth L. Sabot (10)	495,600	2.2%

All current directors and executive officers as a group (9 persons) (11)	11,244,948	49.4%

*	Less than one percent.

(1)
Unless otherwise indicated, the Company believes that each shareholder listed has sole voting and dispositive power with respect to the shares listed, and the address of each shareholder is: c/o RBC Life Sciences, Inc., 2301 Crown Ct., Irving, TX 75038.

(2)	Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.

(3)	All percentages are calculated based on the number of outstanding shares of Common Stock in addition to shares which a person or group has the right to acquire within 60 days after the date hereof.

(4)	Includes 315,640 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(5)
Includes 20,100 shares that may be acquired by presently exercisable Common Stock options; includes 9,440,139 shares held by a limited partnership, My Garden, Ltd., the general partners of which are The Clinton H. Howard Family Trust and The Katherine M. Howard Family Trust; and includes 8,049 shares owned of record by Mr. Howard’s spouse. Mr. Howard disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest.

(6)	Includes 1,200 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(7)	Includes 108,640 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(8)	Represents shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(9)	Includes 42,400 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(10)	Includes 315,600 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(11)
Includes 837,660 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof and the shares referred to in footnote (5).

PROPOSAL 1
ELECTION OF DIRECTORS
Board of Directors
Seven directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than seven persons. To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.
Director Nominees
The Board of Directors has nominated the following seven persons for election as directors: Steven E. Brown, Clinton H. Howard, Robert A. Kaiser, Paul R. Miller, Joseph P. Philipp, John W. Price and Kenneth L. Sabot. Each of the nominees is presently a director of the Company. Information about the director nominees is set forth in the following paragraphs:
Steven E. Brown, age 53, is a director and also serves as Chief Financial Officer, Vice President-Finance and Secretary. Mr. Brown has served as Chief Financial Officer and Vice President-Finance since joining the Company in May 1994, and has served as Secretary since September 2003. Prior to joining the Company, Mr. Brown was the Vice President-Finance and Chief Financial Officer of Carrington Laboratories, Inc. from 1980 through April 1994. Mr. Brown was treasurer of Carrington from 1982 through 1994 and served as a director from 1981 until August 1987. Mr. Brown became a certified public accountant in 1980 and was previously associated with an international accounting firm from 1977 to 1980.
Clinton H. Howard, age 80, is the Company’s Chairman of the Board and has served in that capacity since founding the Company in 1991. Mr. Howard served as Chief Executive Officer of the Company from 1991 until his retirement on December 31, 2008 and as President from 1991 until February 2003. Mr. Howard continues to serve as a consultant to the Company under a five-year consulting arrangement that became effective upon his retirement. Mr. Howard graduated from Rice University with a Bachelor of Arts degree and from Southwestern Medical School with a Master of Medical Art degree, after which he studied graduate business courses at both Southern Methodist University and the University of Dallas and medical arts courses at Johns Hopkins Medical School. Mr. Howard founded American Biomedical Corporation in 1958 and served as its Chief Executive Officer until 1973. During his tenure, American Biomedical grew into a chain of 40 medical testing laboratories and completed its initial public offering in 1969. In 1974, American Biomedical was merged with National Health Laboratories, then one of the nation’s largest medical laboratory chains. In 1974, Mr. Howard founded Carrington Laboratories, Inc., f/k/a Avacare, Inc., a direct sales company engaged in marketing personal care products. In 1981, he established a research division at Carrington, which isolated an active medicinal compound in aloe vera, known as acemannan. After selling its direct sales business in 1985, Carrington became a pharmaceutical company. Mr. Howard retired from Carrington in 1990.

Robert A. Kaiser, age 55, currently holds various positions with CLST Holdings, Inc, formerly known as Cellstar, Inc., (“CLST”), including Chairman of the Board and Chief Executive Officer. Mr. Kaiser was elected as Chairman in August 2007 and as Chief Executive Officer in September 2007. Mr. Kaiser has been a director of CLST since May 2005, and was Chairman from May 2005 until he resigned from that position in April 2007. Mr. Kaiser joined CLST in December 2001 as Senior Vice President and Chief Financial Officer and served as Chief Executive Officer from May 2004 until March 2007 when CLST completed the sale of substantially all of its assets. Prior to the sale of substantially all of its assets, CLST was engaged in international logistics and distribution in the communications industry. From 1986 to 2001, Mr. Kaiser held various executive positions with several companies in the communications industry.
Paul R. Miller, age 67, was elected to the Board of Directors in May 2007. Mr. Miller is President of MPM Medical, Inc. (“MPM”), a wholly owned subsidiary of the Company. MPM, which markets wound care products, was acquired by the Company in August 2001. Mr. Miller founded MPM in 1992 and has served as its President since its founding. From 1984 to 1992, Mr. Miller served as Vice President-Marketing and Sales for Carrington Laboratories, Inc., a pharmaceutical company that manufactured and marketed of a line of wound care products. Prior to 1984, Mr. Miller held various marketing and sales positions with another wound care products company, Bio Clinic Company.
Joseph P. Philipp, age 59, was elected to the Board of Directors in June 2004. Since 1993, Mr. Philipp has been the Managing Partner of Insight Consulting, a consulting firm specializing in organizational structure, executive and leadership development and strategic planning. Prior to holding his present position, Mr. Philipp held various Human Resource management positions with several organizations, including Epic Healthcare, American Medical International and LifeMark Corporation. Mr. Philipp earned a Masters of Business Administration degree from the University of Wisconsin and has served as a council member of the Irving, Texas City Council since 1996.
John W. Price, age 65, was elected to the Board of Directors in December 2007 and has served as Chief Executive Officer of the Company since January 1, 2009 and as President since December 2007. Mr. Price joined the Company on October 1, 2007 as Chief Executive Officer of MPM. From September 2005 through September 2007, Mr. Price served as President of International Operations for Mannatech, Incorporated, a global network marketing company engaged in the sale of nutritional supplements. From 2003 to 2005, Mr. Price was President of Price Associates, a business consulting firm serving a broad range of clients including Herbalife International Inc., a global network marketing company engaged in the sale of weight management products, nutritional supplements and personal care products. From 1997 to 2003, Mr. Price served as Herbalife’s Senior Vice President of Worldwide Administration, and served as its interim Chief Information Officer and a key executive to its President. From 1978 to 1995, Mr. Price served as Vice President of Human Resources for Eli Lilly & Company, a pharmaceutical manufacturer. Mr. Price received a B.A. in Sociology and Naval Science from the University of Washington, in Seattle, Washington, and received his M.B.A. in Marketing from the California Coast University, in Santa Ana, California. He is a retired U.S. Navy Commander and an Eagle Scout who served on the Eagle Scout Board of Review. Mr. Price served from 2001 to 2005 as a member of the Board of Directors of the Direct Selling Education Foundation.
Kenneth L. Sabot, age 63, is a director and also serves as Senior Vice President-Operations, positions which he has held since joining the Company in February 1998. Prior to joining the Company, Mr. Sabot was the Vice President-Operations of To Life! LLC, a start-up network marketing company, from August 1996 until February 1998. Prior to joining To Life, he was employed by Light Force, Inc. from 1981 through January 1996. Mr. Sabot joined Light Force as the Controller in 1981 and served as Chief Operating Officer from 1986 until leaving Light Force in January 1996. Mr. Sabot became a certified public accountant in 1969.
The Board of Directors recommends that shareholders vote FOR the election of each nominee.
CORPORATE GOVERNANCE
Meetings and Committees of the Board
The Board of Directors held four meetings during 2008. During 2008, each director attended at least 75% of the meetings of the Board of Directors and of the committees on which he served. The Company does not have a policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders, although the Company has always encouraged its directors to attend its annual meeting. In 2008, all directors attended the Company’s annual meeting of shareholders.

The Board of Directors of the Company has two permanent committees, the Audit Committee and the Compensation Committee. The Company has no nominating committee or other committee that recommends qualified candidates to the Board of Directors for election as directors.
Audit Committee
The Audit Committee Charter adopted by the Board of Directors is available to shareholders on the Company’s web site located at www.rbclifesciences.com, and was attached as Appendix A to the Company’s proxy statement for the 2007 annual meeting of shareholders. In accordance with its charter, the Audit Committee’s functions include (i) engaging independent auditors and determining their compensation; (ii) reviewing audit results and the results of interim financial statement reviews with the independent auditors and management; (iii) overseeing the Company’s financial reporting process and internal control systems; (iv) authorizing any non-audit services provided by the independent auditors and the compensation for those services; and (v) initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.
The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) consists of two directors. During 2008, the Audit Committee was comprised of Mr. Philipp, Mr. J. Ike Guest, a director of the Company until his death in April 2008, and Mr. Kaiser following his election as a director in September 2008 to fill the vacancy created by the death of Mr. Guest. Mr. Guest served as Chair of the Audit Committee until his death and Mr. Kaiser served as Chair following his appointment to the Audit Committee in September 2008. Mr. Philipp served as Acting Chair following the death of Mr. Guest until Mr. Kaiser assumed the Chair position in September 2008. It is the opinion of the Board of Directors that Mr. Philipp and Mr. Kaiser are each, and Mr. Guest was until his death, an “independent director” as defined in the listing standards of the Nasdaq Stock Market (“Nasdaq”). In addition, the Board of Directors had determined that Messrs. Guest and Kaiser each met the definition of a “financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act.
The Audit Committee held four meetings during 2008. All committee members attended all committee meetings.
Compensation Committee
The Compensation Committee Charter adopted by the Board of Directors is available to shareholders on the Company’s web site located at www.rbclifesciences.com, and was attached as Appendix B to the Company’s proxy statement for the 2007 annual meeting of shareholders. In accordance with its charter, the Compensation Committee’s functions include (i) establishing and administering the Company’s officer compensation policies, which function includes setting the compensation of the Chief Executive Officer; (ii) administering the Company’s stock incentive plans; and (iii) overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.
During 2008, the Compensation Committee consisted of two directors. Mr. Philipp (Chair), Mr. Guest until his death in April 2008 and Mr. Kaiser following his election as a director in September 2008. It is the opinion of the Board of Directors that Mr. Philipp and Mr. Kaiser are each, and Mr. Guest was until his death, an “independent director” as defined by the listing standards of Nasdaq.
The Compensation Committee held six meetings during 2008. All committee members attended all committee meetings.
Director Nominations
The Company does not have a standing nominating committee. The entire Board of Directors fulfills the role of a nominating committee. Because of the Company’s size and the size of its current Board of Directors, and because of the practical necessity that a candidate for director must be acceptable to Mr. Howard pursuant to his percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”), the Board believes it is desirable for the nominations function to be fulfilled by the full Board, including Mr. Howard, rather than by a nominating committee that does not include him. The entire Board of Directors serving as a nominating committee currently does not have a charter, and only Messrs. Philipp and Kaiser meet the independence requirements as defined by the listing standards of Nasdaq. Because the Common Stock is traded on the OTC Bulletin Board, the Company is not subject to the corporate governance standards of any securities exchange or Nasdaq regarding the independence of nominating committee members.

The Board of Directors will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail to the Company, c/o Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, that sets forth: (1) the name, business address, residence address, date of birth, biographical data and qualifications of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Common Stock beneficially owned by each proposed nominee; (3) any other information regarding the proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders pursuant to Regulation 14(a) of the Exchange Act; (4) the name, business address and residence address of the shareholder making the recommendation; and (5) the number of shares of Common Stock beneficially owned by the shareholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of the proposed nominee to serve as a director of the Company. Shareholder recommendations will be considered only if received no less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.
At this time, the Board of Directors does not have a formal policy with regard to the consideration of any director nominees recommended by the Company’s shareholders because the costs of establishing and maintaining procedures for the consideration of shareholder nominations would be unduly burdensome. Although the Board of Directors has not established formal minimum qualifications for its members, the Board of Directors would consider only potential nominees who have experience, talents, skills and other characteristics the Board of Directors as a whole should possess in order to maintain its effectiveness. Non-management director nominees would generally need to be independent as defined by the listing standards of Nasdaq. Any nominee must be willing to serve for the nominal director’s compensation paid by the Company. In addition, the Board of Directors would evaluate nominees with the goal of maintaining a diversity of background and experience that complements the other directors. The Company does not utilize third parties to identify or evaluate potential director nominees. Candidates nominated by shareholders would be evaluated in the same manner as the candidates nominated by the Board of Directors. The Company has not received any recommendation for a director nominee from any shareholder.
Compensation Committee Interlocks and Insider Participation
Only Messrs. Philipp, Kaiser and Guest were members of the Compensation Committee at any time during the 2008 fiscal year, each of whom was determined to be an independent director. There are no compensation committee interlocks between the members of the Company’s Compensation Committee and any other entity.
Communication with the Board of Directors
Shareholders and other interested parties may communicate with the Board of Directors, including outside directors (i.e. directors who are not also employees or consultants), by sending written communication to the directors c/o the Chairman of the Board, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038. Any communication to an outside director will be forwarded to that director. As to all other communications, the Chairman, or his designate, will review such communications to determine which communications will be forwarded to other directors. All communications will be forwarded except those that are related to Company products and services, are solicitations or are otherwise related to improper or irrelevant topics, as determined in the sole discretion of the Chairman, or his designate.
With regard to communications received and deemed appropriate for distribution, the Chairman shall maintain and provide copies to the Board of Directors in advance of each of its meetings. With regard to all other communications, the Chairman will indicate to the Board of Directors the general nature of these communications, and will hold such communications until each Board meeting to allow for review by any interested director.
Code of Ethics
The Board of Directors has adopted a Code of Ethics applicable to all directors, officers and employees of the Company, including its principal executive officer and its principal financial and accounting officer. The Code of Ethics is available to shareholders on the Company’s web site located at www.rbclifesciences.com. A copy of the Code of Ethics will be provided upon request directed to the Company’s Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

Policies and Procedures Regarding Related Person Transactions
In April 2007, the Board of Directors adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•	a “related person” means any of the Company’s directors, executive officers, nominees for director or 5% shareholders or any of their immediate family members; and
•
a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of the executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to the Company’s best interests. Any related person transaction must be disclosed to the full Board of Directors.
Director Compensation
Effective September 26, 2008, the Company amended its director compensation arrangements.
Prior to September 26, 2008. Each director received a quarterly retainer of $300 and $300 for each Board meeting attended. Directors were also eligible to receive an option to purchase 600 shares of Common Stock for each Board meeting attended during the year, subject to approval by the Board of Directors at the end of each year. In addition, outside directors received $150 per hour for time spent performing work related to service on any committee of the Board of Directors.
Effective September 26, 2008. Each inside director (i.e. a director that is also an employee or consultant) receives: (i) a quarterly retainer of $300, (ii) a fee of $500 for each Board meeting attended during the year and (iii) an incentive stock option to purchase 600 shares of Common Stock for each Board meeting attended during the year, subject to approval by the Board of Directors at the end of each year. Each outside director receives: (i) a quarterly retainer of $2,000, (ii) a fee of $500 for each Board meeting attended during the year, (iii) a non-qualified stock option to purchase 600 shares of Common Stock for each Board meeting attended during the year, subject to approval by the Board of Directors at the end of each year, and (iv) up to $300 per month of the Company’s nutritional supplement products for personal use. With respect to service on a committee of the Board of Directors, the committee chair receives $1,000 per meeting attended while other committee members receive $500 per meeting attended.
The following table summarizes director compensation for 2008 for all outside directors and inside directors not included in the Summary Compensation Table below.
DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Option Awards	Total
Name	($)	($) (1)	($)
(a)	(b)	(d)	(h)
J. Ike Guest (2)	2,963	—	2,963
Robert A. Kaiser (3)	5,167	605	5,772
Paul R. Miller	2,300	908	3,208
Joseph P. Philipp	15,331	1,210	16,541

(1)
Represents the amortization of the fair value of option awards computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”). For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Mr. Guest served as a director until his death in April 2008.

(3)	Mr. Kaiser was elected to the Board of Directors in September 2008.

Shareholder Proposals for the 2010 Annual Meeting of Shareholders
All suggestions from shareholders are given careful attention. An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2010 annual meeting of shareholders must submit it, in accordance with Rule 14a-8 of the Exchange Act, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before December 23, 2009.
AUDIT COMMITTEE REPORT
Until the death of Mr. Guest in April 2008, the Audit Committee of the Board of Directors was composed of two directors, each of whom was an independent director as defined by the listing standards of Nasdaq. The vacancy created by Mr. Guest’s death was filled in September 2008 by Mr. Kaiser, who is also an independent director as defined by the listing standards of Nasdaq.
The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2008 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), as amended. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committees concerning independence and has discussed with the independent registered public accounting firm such firm’s independence, and the Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Robert A. Kaiser, Chair
Independent Registered Public Accounting Firm
The Audit Committee has appointed Lane Gorman Trubitt, L.L.P. (“LGT”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2009.

Audit Fees and Non-Audit Fees
The aggregate fees for professional services rendered by LGT for 2008 and 2007 were as follows:

	2008	2007
Audit Fees(1)	$80,550	$72,550
Audit-Related Fees	—	—
Tax Fees(2)	13,700	16,360
All Other Fees	—	—

Total	$94,250	$88,910

(1)	Represents fees for professional services in connection with the audit of the Company’s financial statements and reviews of quarterly interim financial statements.

(2)	Represents fees for tax compliance, tax advice and tax planning relating to the preparation and filing of the Company’s federal and state tax returns.
Representatives of LGT are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit Committee Pre-approval Policies and Procedures
The Audit Committee’s pre-approval policies and procedures require the independent registered public accounting firm to seek pre-approval by the Audit Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific fee and expense estimates for each such service. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the professional services rendered by LGT for audit-related fees and tax fees during 2008 and 2007 were pre-approved by the Audit Committee.
EXECUTIVE OFFICERS
The following table sets forth, as of March 20, 2009, the name, age and position of each of the executive officers of the Company.

Name	Age	Position
John W. Price	65	Director, Chief Executive Officer, President

Steven E. Brown	53	Director, Chief Financial Officer, Vice President-Finance, Secretary

Kenneth L. Sabot	63	Director, Senior Vice President-Operations

G. Trevor Scofield	55	Vice President-International Business Development

Ann C. Billings	45	Vice President-Marketing
See “Director Nominees” above for business experience information concerning Messrs. Price, Brown and Sabot.
G. Trevor Scofield joined the Company in 1991 as Vice President-Canadian Operations. Mr. Scofield held that position until May 2003, at which time he was promoted to Vice President-International Business Development.
Ann C. Billings joined the Company as Vice President-Marketing in February 2008. From 2003 to December 2007, Ms. Billings served as Director-Health & Beauty for Tahitian Noni International, a global network marketing company engaged in the sale of nutritional products. From 1997 to 2003, Ms. Billings was Senior Manager-Product Marketing & Development for Nu Skin International, also a global network marketing company engaged in the sale of nutritional supplements and personal care products.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Role of the Compensation Committee
The Compensation Committee annually reviews and approves goals and objectives for the Chief Executive Officer, as well as evaluates his performance and approves his compensation. The Compensation Committee is also responsible to review and make recommendations to the Chief Executive Officer with respect to compensation of the other NEOs, who are evaluated annually for performance according to individual responsibilities and contributions, as well as broader measures related to corporate performance and results. In addition, the Compensation Committee is responsible for the grant of all stock option awards and any other awards under the Company’s equity compensation plans. While the Compensation Committee is comprised solely of independent directors, as a practical matter, it is not completely independent from Mr. Howard because of Mr. Howard’s percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”).
The compensation of the NEOs in 2008 was largely determined by their respective employment agreements. The employment agreement between the Company and Mr. Howard was negotiated by the Compensation Committee and was approved by the Board of Directors where Mr. Howard was excluded from deliberations and voting. The employment agreement between the Company and Mr. Price was negotiated and approved by the Compensation Committee in consultation with Mr. Howard. Employment agreements between the Company and the other NEOs were negotiated and approved by the Compensation Committee in consultation with Mr. Howard and Mr. Price.
Under its charter, the Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary to carry out its responsibilities. In 2008, the Compensation Committee did not retain the services of any compensation consultant. Instead, it informally considered the competitive market practices with respect to the salaries and total compensation paid by other similarly-sized companies to their executive officers. In this regard, the Compensation Committee reviewed annual reports on Form 10-K and other public filings of similarly-sized companies as well as other compensation survey information available to it.
In the remaining discussion under this section, “Compensation Discussion and Analysis,” with respect to compensation matters involving Mr. Howard, the “Committee” shall refer to the Compensation Committee. With respect to compensation matters involving NEOs other than Mr. Howard, the “Committee” shall refer to the Compensation Committee and Mr. Howard.
Objectives of the Compensation Program
The principal objectives of the executive compensation program are to:
•	Maintain a competitive salary structure to attract, motivate and retain qualified executives;
•	Provide incentives for the achievement of corporate performance goals; and
•	Align the interests of executives with those of the shareholders.
The executive compensation program is intended to motivate the NEOs to achieve goals set by the Company and to reward them for achieving those goals.
Elements of Compensation and Relationship to Compensation Objectives
The principal elements of the Company’s executive compensation program are:
•	Base salary;
•	Cash incentive payments;
•	Equity-based incentive payments;
•	Termination payments; and
•	Other benefits.

The Committee does not have a formal policy regarding the allocation of compensation between cash and non-cash elements or long-term and currently paid elements. Rather, it uses its judgment and experience in determining the mix of compensation for the NEOs. In addition, there are no formal stock ownership guidelines for the NEOs.
Base salary. Base salary is intended to provide economic security for NEOs at a level sufficient to attract and retain their services, and to reward current performance. Base salary is set by the Committee and incorporated into the respective employment agreement of each NEO. These salary levels are based on the evaluation and judgment of the Committee, considering existing salary levels at the time the employment agreements were established and salaries paid by companies in similar industries and/or of similar size. In determining base salary, the Committee also considered the individual performance, level of responsibility, skills, qualifications and experience of each NEO.
In accordance with the terms of Mr. Howard’s employment agreement, his base salary for 2008 was increased 5% because consolidated earnings before income taxes in 2007 were greater than $250,000. Based on the evaluation and judgment of the Committee and in connection with employment agreements that became effective January 1, 2008, Messrs. Sabot and Brown each received an 11% increase in base salary for 2008.
Cash incentive payments. Cash incentive plans, which are incorporated into the respective employment agreement of each NEO, are intended to create a financial incentive to achieve specific financial performance goals established by the Committee.
•
2008 plan. The 2008 cash incentive plan for Messrs. Howard, Price, Sabot and Brown was an annual plan that tied incentive compensation to achievement of minimum consolidated earnings before income taxes (“EBIT”). For Mr. Howard, this cash incentive payment was calculated as 2% of EBIT over $250,000. For Mr. Price, this cash incentive payment was calculated as 2% of EBIT over $500,000. For Messrs. Brown and Sabot, this cash incentive payment was calculated as 3% of EBIT over $1 million.

•
2009 plan. The Committee redesigned the cash incentive plan for the NEOs effective January 1, 2009 to more directly align cash incentive payments to the achievement specific performance goals. Under the redesigned plan, incentive payments are based on the extent to which pre-established performance objectives are attained. For 2009, threshold, target and maximum objectives were established for two performance measures: EBIT and consolidated net sales. Achievement of the threshold, target or maximum performance objective earns 50%, 100% or 150%, respectively, of the target incentive payment. The target incentive payment for 2009 is stated as a percentage of base salary, which ranges from 30% to 35% for the NEOs. No incentive payment is earned for below threshold performance. For 2009, 75% of the incentive payment is based on achievement of the EBIT performance objective and 25% is based on achievement of the net sales performance objective.

Amounts earned by the NEOs under cash incentive arrangements are set forth in the Summary Compensation Table below.
Equity-based payments. Equity-based payments have been paid to the NEOs in the form of stock option grants. Grants are not made to NEOs each year and there is no formula by which grants are made. When grants are made, factors considered include, but are not limited to, individual performance, level of responsibility and potential future contribution. Because of the direct relationship between the value of an option and the market price of the Common Stock, the Committee believes that these grants motivate the NEOs to manage the Company in a manner that is consistent with the interests of the shareholders. Option grants to the NEOs have typically carried a five-year vesting schedule and a nine-year term, or in the case of Mr. Howard, a four-year vesting schedule and a five-year term. The Committee believes that the long-term nature of these options also serves as a retention tool.
Options granted to NEOs during 2008, including options granted in connection with service on the Board of Directors as described above under the caption “Corporate Governance — Director Compensation,” are set forth in the Grants of Plan-Based Awards table below. Amounts earned in 2008, 2007 and 2006 with respect to option grants are set forth in the Summary Compensation Table below. The Company has no program, plan or practice to time executive option grants in coordination with announcements of material nonpublic information.
Termination payments. The employment agreement of each NEO provides for termination payments upon the occurrence of various triggering events. These payments are described below under the caption “Employment Agreements and Post-Termination Compensation.” In general, the Committee believes that NEOs should be provided with reasonable termination benefits in recognition that it may be difficult for them to find comparable employment within a short period of time. With regard to termination payments in connection with a change of control, the Committee believes that the interests of the shareholders are best served if the interests of the NEOs are aligned with them, and that providing change of control benefits eliminates, or at least reduces, the reluctance of the NEOs to pursue potential change of control transactions that may be in the best interests of the shareholders.

Other than the payment of $56,623 to Mr. Howard for accrued, unused paid time off upon his retirement on December 31, 2008, there were no termination payments made to any NEO during 2008.
Other benefits. The Company provides benefits to the NEOs that the Committee believes are reasonable and consistent with the overall compensation program. These benefits are intended to make the compensation program competitive with other employment opportunities and encourage continued service. The Company provides a 401(k) plan and various group insurance plans for the benefit of all employees. The Company makes matching contributions to the 401(k) plan equal to 10% of employee contributions and pays a portion of the employees’ group insurance premiums. Employee contributions to the 401(k) plan vest immediately; Company contributions vest after three years of service. The Company also provides a monthly allowance of Company products at no-charge. NEOs participate in these plans on the same basis as other employees of the Company, except with regard to the long-term disability and life insurance plans, and the monthly allowance for no-charge products. With regard to these benefits, the Company provides to certain senior managers additional disability and life coverage at an aggregate cost of coverage related to the NEOs of approximately $3,300 per year, and additional no-charge products at an aggregate cost related to the NEOs of approximately $2,300 per year.
In addition to these benefits, through the date of his retirement, Mr. Howard was provided exclusive use of a Company-owned automobile and reimbursement of certain club dues in accordance with his employment agreement.
The aggregate amount earned by each NEO for these benefits is set forth in the All Other Compensation Table below.
Repayment of Forgone Salary
In 2003, prior to the establishment of the Committee, certain of the Company’s senior managers voluntarily agreed to forgo a portion of their base salaries during the fourth quarter of 2003 as a result of operating losses incurred by the Company in the years 2001 through 2003. The senior managers agreed to forgo these salaries with no agreement or understanding that they would be reimbursed at a later date. In the fourth quarter of 2005, because of the improvement in the Company’s operating results and cash flow, which began in 2004, the Company elected to repay the senior managers their forgone salaries. This repayment was made ratably over a ten-month period beginning in October 2005. The amount of forgone salaries paid to the NEOs in 2006 is set forth in the All Other Compensation Table below.
Employment Agreements
Since 2004, the Company has followed a practice of providing employment agreements to senior management. The Committee believes that these employment agreements help attract and retain key executives, thus promoting stability and continuity of senior management, while providing the necessary flexibility to manage executive performance and compensation.
Mr. Howard. Mr. Howard’s employment agreement was a five-year agreement that expired December 31, 2008. Mr. Howard retired as Chief Executive Officer upon expiration of his employment agreement.
Mr. Price. The employment agreement in effect for Mr. Price during 2008 was a four-year agreement expiring December 6, 2011. In connection with his appointment as Chief Executive Officer effective January 1, 2009, the Company and Mr. Price entered into an amended and restated employment agreement with a four-year term ending December 31, 2012. The most significant changes made to Mr. Price’s employment agreement are summarized below.
•	The annual base salary was increased from $290,000 to $325,000.
•
Mr. Price was granted an option to purchase 200,000 shares of Common Stock at an exercise price of $0.53 per share, which was the market price on the date of grant. The stock option is a nine-year option that vests 25% per year beginning on the first anniversary of the date of grant.

•	Mr. Price now receives an auto allowance of $1,000 per month and is reimbursed for 50% of certain club dues.

•
The agreement automatically renews for a period of two years upon expiration of the term unless either party provides written notice to the other at least 90 days prior to the expiration of the then current term.

•
Certain post-termination compensation was increased. Post-termination compensation due under the agreement is more fully described below under the caption “Employment Agreements and Post-Termination Compensation.”

•	A non-compete provision, which extends for a period of 12 months following termination for any reason, was added to the agreement.
•	Certain sections of the agreement were modified to ensure compliance with Internal Revenue Code Section 409A.
Messrs. Brown and Sabot. The employment agreements that were in effect for Messrs. Brown and Sabot during 2008 are two-year agreements that expire December 31, 2009.
The current NEO employment agreements, along with the related termination benefit provisions, are described in more detail below under the caption “Employment Agreements and Post-Termination Compensation.”
Internal Revenue Code Section 162(m)
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to NEOs. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the related regulations. The Committee has considered these limitations and intends, in all appropriate circumstances, to qualify compensation paid to the NEOs for deductibility under Section 162(m) of the Code.
Compensation Committee Report
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

COMPENSATION COMMITTEE

Joseph P. Philipp, Chair

Executive Compensation
The following table sets forth summary compensation information during 2008, 2007 and 2006 for the Company’s Chief Executive Officer, who retired December 31, 2008, the Company’s President, who was appointed Chief Executive Officer effective January 1, 2009, and the Company’s two other most highly compensated executive officers (collectively, the “NEOs”):
SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive	All
					Plan	Other
				Option	Compen-	Compen-
		Salary	Bonus	Awards	sation	sation	Total
Name and Principal Position	Year	($) (1)	($)	($) (2)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Clinton H. Howard,	2008	345,800	—	7,067	48,451	72,364	473,682
Chairman, Chief Executive Officer	2007	329,305	—	15,353	48,775	17,963	411,396
	2006	314,205	—	22,208	9,357	29,581	375,351
John W. Price,	2008	290,000	—	31,191	43,451	9,424	374,066
President (5)	2007	61,345	—	4,973	10,944	2,082	79,344
Steven E. Brown,	2008	219,600	—	10,324	50,177	9,406	289,507
Vice President-Finance, Chief Financial	2007	198,109	—	8,685	48,775	12,173	267,742
Officer	2006	189,000	—	8,406	9,357	18,869	225,632
Kenneth L. Sabot,	2008	231,300	—	10,535	50,177	11,898	303,910
Senior Vice President-Operations	2007	209,612	—	8,702	48,775	13,977	281,066
	2006	200,000	—	8,406	9,357	20,452	238,215

(1)	Represents base salary paid in accordance with employment agreements in effect for each respective year.

(2)
Represents the amortization of the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Represents cash compensation earned in accordance with cash incentive plans provided in the employment agreements in effect for each respective year.

(4)	Represents amounts detailed in the All Other Compensation Table below.

(5)	Mr. Price joined the Company as President of MPM in September 2007. He became President of the Company in December 2007 and was appointed Chief Executive Officer effective January 1, 2009.

All Other Compensation Table

		Compensation for Service as a
		Director			Perquisites
		Fees Earned or	Option	Payment of	and Personal	All Other
		Paid in Cash	Awards	Forgone Salary	Benefits	Compensation
Name	Year	($)	($) (1)	($) (2)	($) (3)	($)
Clinton H. Howard	2008	2,800	945	—	68,619	72,364
	2007	3,600	3,625	—	10,738	17,963
	2006	3,600	794	15,228	9,959	29,581
John W. Price	2008	2,800	1,210	—	5,414	9,424
	2007	900	947	—	235	2,082
Steven E. Brown	2008	2,800	1,210	—	5,396	9,406
	2007	3,600	3,787	—	4,786	12,173
	2006	3,600	857	10,879	3,533	18,869
Kenneth L. Sabot	2008	2,800	1,210	—	7,888	11,898
	2007	3,600	3,787	—	6,590	13,977
	2006	3,300	796	11,538	4,818	20,452

(1)
Represents the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Represents payment of 2003 annual base salary, which was foregone at the election of the executive. These payments were made at the Company’s sole discretion because of the improvement in consolidated operating results since 2003, not in connection with any agreement or obligation to do so. All forgone salaries were repaid in 2006.

(3)
Represents payment of matching contributions to the 401(k) plan, payments of group health insurance premiums and the cost of Company products provided at no-charge, and, in the case of Mr. Howard, personal use of a Company automobile and reimbursement of club dues. In 2008, the amount for Mr. Howard also includes a payment of $56,623 made to him upon his retirement for accrued, unused paid time off.

The following table presents information concerning all grants of plan-based awards to the NEOs in 2008. The table includes grants that provide for non-equity incentive compensation that may be earned in 2009. Non-equity incentive plan compensation earned by the NEOs for 2008 is disclosed in column (g) of the Summary Compensation Table. The plan-based awards under which 2008 non-equity incentive plan compensation was earned were granted prior to 2008.
GRANTS OF PLAN-BASED AWARDS

						All Other		Grant
						Option Awards:		Date Fair
						Number of	Exercise or	Value of
			Estimated Future Payouts Under Non-			Securities	Base Price of	Stock and
			Equity Incentive Plan Awards (1)			Underlying	Option	Option
			Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	($/Sh)	($) (2)
(a)	(b)		(c)	(d)	(e)	(j)	(k)	(l)
Clinton H. Howard	12/17/2008	(3)	—	—	—	2,400	0.583	945
	12/17/2008	(4)	—	—	—	35,600	0.583	14,023
John W. Price	12/17/2008	(3)	—	—	—	2,400	0.53	1,210
	12/17/2008	(4)	—	—	—	29,900	0.53	15,076
	12/17/2008		56,875	113,750	170,625	—	—	—
	12/31/2008	(5)	—	—	—	200,000	0.53	100,920
Steven E. Brown	12/17/2008	(3)	—	—	—	2,400	0.53	1,210
	12/17/2008	(4)	—	—	—	23,000	0.53	11,597
	12/17/2008		34,713	69,425	104,138	—	—	—
Kenneth L. Sabot	12/17/2008	(3)	—	—	—	2,400	0.53	1,210
	12/17/2008	(4)	—	—	—	24,200	0.53	12,202
	12/17/2008		36,619	73,238	109,857	—	—	—

(1)
These columns reflect threshold, target and maximum amounts potentially payable under the cash incentive compensation plan adopted by the Committee on December 17, 2008. This plan became effective January 1, 2009 for Messrs. Price, Brown and Sabot. Mr. Howard did not participate in this plan because he retired as Chief Executive Officer on December 31, 2008. Actual amounts earned under this plan in 2009 will be based on the extent to which the performance goals set forth in the plan are attained.

(2)
Represents the fair value of option awards computed in accordance with SFAS 123R. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Stock-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Reflects grants of stock options pursuant to the Company’s director compensation policy. These options were fully vested at the grant date and expire nine years after the date of grant, except in the case of options granted to Mr. Howard, which expire five years after the date of grant. See “Director Compensation” above.

(4)
Reflects discretionary grants of stock options by the Committee. The options granted to Mr. Howard vest ratably over a four-year period and expire five years after the date of grant. The options granted to Messrs. Price, Brown and Sabot vest ratably over a five-year period and expire nine years after the date of grant.

(5)
Reflects the grant of a stock option in accordance with the terms of an amended and restated employment agreement executed December 31, 2008 between the Company and Mr. Price in connection with Mr. Price’s appointment as Chief Executive Officer effective January 1, 2009.

The following table sets forth information concerning outstanding equity awards for each of the NEOs at December 31, 2008.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
		Number of Securities
	Number of Securities	Underlying
	Underlying Unexercised	Unexercised		Option
	Options	Options		Exercise
	(#)	(#)		Price	Option Expiration
Name	Exercisable	Unexercisable		($)	Date
(a)	(b)	(c)		(e)	(f)
Clinton H. Howard	100,000	—		0.50	01/30/09	(1)
	300,000	—		0.812	01/30/09	(1)
	4,200	—		0.231	03/31/09	(1)
	4,800	—		0.90	03/31/09	(1)
	8,700	26,100	(2)	0.90	03/31/09	(1)
	2,400	—		0.583	12/17/13
	—	35,600	(3)	0.583	12/17/13
John W. Price	40,000	160,000	(4)	0.77	10/16/16
	2,400	—		0.53	12/17/17
	—	29,900	(5)	0.53	12/17/17
Steven E. Brown	300,000	—		0.145	09/04/12
	4,200	—		0.21	12/28/15
	4,800	—		0.815	11/29/16
	4,240	16,960	(6)	0.815	11/29/16
	2,400	—		0.53	12/17/17
	—	23,000	(5)	0.53	12/17/17
Kenneth L. Sabot	300,000	—		0.145	09/04/12
	3,900	—		0.21	12/28/15
	4,800	—		0.815	11/29/16
	4,500	18,000	(6)	0.815	11/29/16
	2,400	—		0.53	12/17/17
	—	24,200	(5)	0.53	12/17/17

(1)	Option expiration date is based on the retirement of Mr. Howard effective December 31, 2008.

(2)	Options were granted November 29, 2007 and vest 25% per year beginning November 29, 2008.

(3)	Options were granted December 17, 2008 and vest 25% per year beginning December 17, 2009.

(4)	Options were granted October 16, 2007 and vest 20% per year beginning October 16, 2008.

(5)	Options were granted December 17, 2008 and vest 20% per year beginning December 17, 2009.

(6)	Options were granted November 29, 2007 and vest 20% per year beginning November 29, 2008.
Employment Agreements and Post-Termination Compensation
Clinton H. Howard
Effective November 20, 2003, the Company entered into an employment agreement with Mr. Howard to serve as its Chief Executive Officer through December 31, 2008. As contemplated by this agreement, Mr. Howard retired as Chief Executive Officer effective December 31, 2008. Under the terms of this agreement, Mr. Howard will receive consulting payments for a period of five years from the date of his retirement in exchange for post-termination consulting services. The annual amount of these payments is equal to 50% of his annual base salary at the date of retirement, or $173,000; payments are made monthly. This amount shall be reduced by 50% if all of Mr. Howard’s personal guarantees of Company obligations are released.

John W. Price
On December 31, 2008, the Company entered into a four-year amended and restated employment agreement with Mr. Price in connection with his appointment as Chief Executive Officer effective January 1, 2009. This agreement automatically renews for an additional two-year term upon expiration of the initial term or any renewal term, unless one party gives the other notice at least 90 days prior to the end of the then current term. Key terms include:
•	Annual base salary of $325,000.
•
Annual cash incentive compensation calculated as described above under the caption “Compensation Discussion and Analysis — Elements of Compensation and Relationship to Compensation Objectives — Cash Incentive Payments.”

•
The grant of an option to purchase 200,000 shares of Common Stock at an exercise price of $0.53 per share, which was the market price on the date of grant. The stock option is a nine-year option that vests 25% per year beginning on the first anniversary of the date of grant.

•	Employee benefits generally provided to other executive officers plus a monthly auto allowance of $1,000 and reimbursement of 50% of certain club dues.
•	A non-compete provision that extends for a period of 12 months following termination for any reason.
•	Indemnification against any claims made against Mr. Price for actions taken in good faith while performing services under the agreement.
•	Payment of post-termination compensation, which, in each case, is provided only if Mr. Price signs a general release of claims in favor of the Company.
This employment agreement provides for payment of post-termination compensation under certain circumstances, which are as follows:
•
Upon termination because the Company elects not to renew the agreement, Mr. Price shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary and (ii) continued payment of base salary for a period of 12 months beyond the date of termination.

•
Upon termination by Mr. Price for Good Reason, as defined below, or by the Company for any reason other than death, disability or Cause, as defined below, Mr. Price shall be paid (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, (ii) a pro rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated and (iii) the greater of (a) his base salary through the end of the then current term or (b) an amount equal to base salary for a period of 12 months increased by two weeks for each year of service performed by Mr. Price prior to termination. In addition, if the termination is by Mr. Price for Good Reason or by the Company during the 12-month period following a Change of Control, as defined below, any unvested stock options held by Mr. Price shall immediately vest as of the date of termination.

“Good Reason” is defined as (i) an uncured breach of the agreement by the Company or (ii) a material diminution in the nature or scope of Mr. Price’s responsibilities, duties or authority.
“Cause” is defined as (i) commission of a felony or lesser crime involving dishonesty or fraud, (ii) willful and continued failure to perform duties required by the agreement, (iii) failure to comply with laws applicable to the Company’s business operations, involvement with a competitor of the Company while employed by the Company or improper use of the Company’s trade secrets or records, (iv) engaging in fraud, dishonesty or similar conduct which damages the Company or (v) habitual intoxication or continual abuse of illegal drugs.
“Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Company’s Board in connection with a merger or other business combination whereby members of the incumbent Board no longer represent a voting majority, (iii) a merger or other business combination or reorganization that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction or (iv) a sale or disposition of 80% or more of the Company’s assets.

•
Upon termination by reason of death or disability, or Mr. Price’s election to resign or not to renew the agreement, Mr. Price, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary.

Steven E. Brown and Kenneth L. Sabot
On December 11, 2007, the Company entered into two-year employment agreements with Messrs. Brown and Sabot, which agreements became effective January 1, 2008. Except for principal position and base salary, the terms of these agreements are identical. These agreements automatically renew for an additional one-year term upon expiration of the initial term or any renewal term, unless one party gives the other notice at least 30 days prior to the end of the then current term. Key terms include:
•	Principal position and base salary:

Name	Principal Position	Annual Base Salary (1)

Steven E. Brown	Vice President-Finance	$231,421

Kenneth Sabot	Senior Vice President-Operations	$244,130

(1)	Includes a 5% increase in annual base salary effective January 1, 2009 in accordance with the recommendation of the Compensation Committee.
•
Annual cash incentive compensation calculated as described above under the caption “Compensation Discussion and Analysis — Elements of Compensation and Relationship to Compensation Objectives — Cash Incentive Payments.”

•	Employee benefits generally provided to other executive officers.
•	Indemnification against any claims made against the executive for actions taken in good faith while performing services under the agreement.
•	Payment of post-termination compensation, which, in each case, is provided only if the executive signs a general release of claims in favor of the Company.
These employment agreements provide for payment of post-termination compensation under certain circumstances, which are as follows:
•
Upon termination because the Company elects not to renew the agreement, the executive shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary and (ii) continued payment of base salary for a period of six months beyond the date of termination.

•
Upon termination by the executive for Good Reason, as defined below, except during the 12-month period following a Change of Control, as defined below, the executive shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, (ii) continued payment of base salary for a period of six months beyond the date of termination and (iii) a pro rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated.

“Good Reason” is defined as (i) an uncured breach of the agreement by the Company or (ii) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority.
“Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Company’s Board in connection with a merger or other business combination whereby members of the incumbent Board no longer represent a voting majority, (iii) a merger or other business combination or reorganization that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction or (iv) a sale of substantially all of the Company’s assets or shareholder approval of a plan for complete liquidation or disposition of the Company.

•
Upon termination by the Company for any reason other than death, disability or Cause, as defined below, except during the 12-month period following a Change of Control, the executive shall be paid (i) a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, (ii) a pro rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated and (iii) the greater of (a) his base salary through the end of the then current term or (b) an amount equal to base salary for a period of six months increased by two weeks for each year of service performed by the executive prior to termination.

“Cause” is defined as (i) commission of a felony or lesser crime involving dishonesty or fraud, (ii) willful and continued failure to perform duties required by the agreement, (iii) failure to comply with laws applicable to the Company’s business operations, involvement with a competitor of the Company while employed by the Company or improper use of the Company’s trade secrets or records, (iv) engaging in fraud, dishonesty or similar conduct which damages the Company or (v) habitual intoxication or continual abuse of illegal drugs.
•
Upon termination by the executive for Good Reason or by the Company for any reason other than Cause, if such termination occurs during the 12-month period following a Change of Control, the executive shall be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary, plus the greater of (i) his base salary through the end of the then current term or (ii) continued payment of base salary for a period of 12 months following the date of termination.

•
Upon termination by reason of death or disability, or the executive’s election to resign or not to renew the agreement, the executive, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off, up to an amount equal to 25% of his annual base salary.

Potential Payments Upon Termination or Change-in-Control
The following sets forth the hypothetical cash termination payments for Messrs. Price, Brown and Sabot resulting from the triggering events described above. Mr. Howard is excluded from this summary since he retired upon the expiration of his employment agreement on December 31, 2008. The estimates below assume that the triggering event occurred on December 31, 2008. Actual cash termination payments could differ materially depending on the facts and circumstances in effect at the time a triggering event occurs, if a triggering event should occur.
John W. Price

		Incentive
	Base Salary	Compensation		Benefits	Stock Options
Triggering Event	$	$		$	$
Non-renewal by Company	325,000	—		20,000	—
Resignation for Good Reason or termination within 12 months of a Change of Control	1,300,000	—	(1)	20,000	—	(2)
Termination without Cause (3)	1,300,000	—	(1)	20,000	—
Death, disability, resignation or non-renewal by Mr. Price	—	—		20,000	—

(1)
If the triggering event occurs on a date other than the end of the year, a pro rata share of the cash incentive compensation that would have been earned under the agreement for the year of termination is payable to Mr. Price.

(2)
At December 31, 2008, the number of options that would vest as a result of the triggering event is 189,900. Of these options, 160,000 were exercisable at $0.77 per share and 29,900 were exercisable at $0.53 per share. Because the closing market price of the Common Stock on December 31, 2008 was less than or equal to the exercise prices of these options, no payment is deemed to be due as a result of the vesting of these options.

(3)	Other than within 12 months of a Change of Control.

Steven E. Brown and Kenneth L. Sabot

		Incentive
	Base Salary	Compensation		Benefits	Stock Options
Triggering Event	$	$		$	$
Non-renewal by Company
Steven E. Brown	115,710	—		57,855	—
Kenneth L. Sabot	122,065	—		51,878	—
Resignation for Good Reason (1)
Steven E. Brown	115,710	—	(2)	57,855	—
Kenneth L. Sabot	122,065	—	(2)	51,878	—
Termination without Cause (1)
Steven E. Brown	240,322	—	(2)	57,855	—
Kenneth L. Sabot	244,130	—	(2)	51,878	—
Change of Control
Steven E. Brown	231,421	—		57,855	—	(3)
Kenneth L. Sabot	244,130	—		51,878	—	(3)
Death, disability, resignation or non-renewal by executive
Steven E. Brown	—	—		57,855	—
Kenneth L. Sabot	—	—		51,878	—

(1)	Other than within 12 months of a Change of Control.

(2)
If the triggering event occurs on a date other than the end of the year, a pro rata share of the cash incentive compensation that would have been earned under the agreement for the year of termination is payable to executive.

(3)
In accordance with the terms of each executive’s stock option agreements, any options not vested at the time of a Change of Control immediately vest. At December 31, 2008, the number of options that would vest as a result of a Change of Control was 39,960 and 42,200 for Messrs. Brown and Sabot, respectively. Of Mr. Brown’s options, 23,000 options were exercisable at $0.53 per share and 16,960 options were exercisable at $0.815 per share. Of Mr. Sabot’s options, 24,200 options were exercisable at $0.53 per share and 18,000 options were exercisable at $0.815 per share. Because the closing market price of the Common Stock on December 31, 2008 was less than or equal to the exercise prices of these options, no payment is deemed to be due as a result of the vesting of these options.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information about shares of Common Stock that may be issued under the Company’s equity compensation plans in effect as of December 31, 2008.

	Number of securities	Weighted average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding
	warrants and rights	and rights	securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,892,885	$0.40	2,148,405
Equity compensation plans not approved by security holders (2)	400,000	$0.73	—

Total	2,292,885	$0.46	2,148,405

(1)
Includes shares reserved for issuance under the 2003 Stock Incentive Plan, as amended and restated, approved by shareholders effective September 4, 2003, and the 2006 Stock Incentive Plan approved by shareholders effective June 6, 2006.

(2)
Includes options to purchase Common Stock granted to Mr. Howard, the Company’s then Chief Executive Officer, in connection with certain financing transactions. The exercise price of each of these options was the market price of the Common Stock on the date of grant.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the forms submitted to the Company, and written representations made by persons required to file these reports, the Company believes that all such persons complied with all Section 16(a) filing requirements applicable to them except as follows. Messrs. Scofield, Price and Sabot failed to timely file on Form 4 the exercise of options to purchase Common Stock on February 13, 2008, February 18, 2008 and July 8, 2008, respectively. Forms 4 for Messrs. Scofield and Price were filed on February 27, 2008 and a Form 4 for Mr. Sabot was filed on July 14, 2008.
Certain Relationships and Related Transactions
Mr. Howard has guaranteed a mortgage note of the Company, which note amounted to $2,196,000 at December 31, 2008. The Company has undertaken certain obligations to indemnify Mr. Howard and secure its obligations to him in the event the Company defaults on this loan.
Important Notice Regarding Delivery of Shareholder Documents
Owners of Common Stock who hold Common Stock through a broker or otherwise through a nominee and who share a single address may receive notice from the broker or nominee stating that only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2008 is being sent to that address unless the Company receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, he or she may contact the Company by mail addressed to Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, or by telephone at (972) 893-4000.
Annual Report
The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended December 31, 2008 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Steven E. Brown, Chief Financial Officer, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

By Order of the Board of Directors,
/s/ Steven E. Brown
Steven E. Brown
Secretary

April 22, 2009

PROXY
RBC LIFE SCIENCES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John W. Price and Steven E. Brown and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 6, 2009, at the Annual Meeting of Shareholders to be held at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, TX 75062, on Wednesday, June 3, 2009 at 9:15 a.m., local time, or at any adjournment or postponement thereof. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement in connection therewith and of the Company’s 2008 Annual Report to Shareholders is hereby acknowledged.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE AS SHOWN HERE ☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1

1.	Election of Directors.
☐	FOR ALL NOMINEES		NOMINEES

☐	WITHHOLD AUTHORITY	☐	Clinton H. Howard	☐	John W. Price
	FOR ALL NOMINEES	☐	Steven E. Brown	☐	Joseph P. Philipp
☐	FOR ALL EXCEPT	☐	Kenneth L. Sabot	☐	Paul R. Miller
	(See instructions below)	☐	Robert A. Kaiser
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
Please sign and date this Proxy, and promptly return it to Fidelity Transfer, 1800 South West Temple, Suite 310, Box 53, Salt Lake City, Utah 84115 using the return envelope provided herewith.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Title (if applicable, as described in Note below):
Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full the corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by authorized person.